Exhibit 107.1

Calculation of Filing Fee Tables

Form F-3

(Form Type)

DOGNESS (INTERNATIONAL) CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock	457(o)(1)	—	—	$88,000,000	—	$10,665.60
Total Offering Amounts						—	—
Total Fees Previously Paid						$10,665.60	—
Total Fee Offsets						$10,665.60	—
Net Fee Due					—	$0	—

(1) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended based on the proposed maximum aggregate offering price. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form F-3 (File No. 333-229505) in accordance with Rules 415 under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	DOGNESS (INTERNATIONAL) CORPORATION.	F-3	333-229505		02/22/2022	$10,665.60	Equity	Common Stock	—	$72,163,202.80	$10,665.60
Fee Offset Sources	DOGNESS (INTERNATIONAL) CORPORATION	F-3	333-229505	02/04/2019	02/04/2019	—	Equity	Common Stock	—	—	$10,665.60